EXHIBIT 4(h)

FIRST SUPPLEMENTAL TRUST INDENTURE TO 1983
INDENTURE

This First Supplemental Trust Indenture, dated as of March 12, 2002, among Willamette Industries, Inc., an Oregon corporation (the "Company"), Weyerhaeuser Company, a Washington corporation (the "Successor"), and J.P. Morgan Chase Bank, a New York Banking Corporation and the successor in interest to The Chase Manhattan Bank (National Association), as Trustee (the "Trustee").
RECITALS

A.On March 15, 1983, the Company and the Trustee entered into an Indenture providing for the issuance from time to time of the Company's unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series (the "1983 Indenture").

B.The Successor acquired the Company on February 11, 2002, when holders of approximately 97% of the Company's common stock, accepted the tender offer of Company Holdings, Inc., a Washington corporation ("CHI"), a wholly-owned subsidiary of the Successor.

C.The Successor intends to merge CHI with and into the Company with the Company as the surviving entity (the "First Merger").

D.Subsequent to the First Merger, the Successor intends to merge the Company into the Successor with the Successor as the surviving entity.

E.     Section 901(1) of the 1983 Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company herein and in the Securities.

F.Section 901(9) of the 1983 Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to cure any ambiguity or to make any other provisions with respect to matters or questions arising under the 1983 Indenture, provided such action shall not adversely affect the interests of the Holders of Securities in any series in any material respect.

G.The Company, the Successor and the Trustee desire to enter into this First Supplemental Trust Indenture to amend the 1983 Indenture in order to evidence the assumption by the Successor of the covenants of the Company and to cure ambiguities regarding the covenant to provide Company financial reports.

FIRST SUPPLEMENTAL TRUST INDENTURE TO 1983 INDENTURE    PAGE 1

EXHIBIT 4(h)

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS

Except as otherwise provided in this First Supplemental Trust Indenture, all words and terms defined in the 1983 Indenture shall have their same respective meanings in this First Supplemental Trust Indenture.

ARTICLE TWO

ASSUMPTION OF OBLIGATIONS OF THE COMPANY

Successor hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance of every covenant of the 1983 Indenture on the part of the Company to be performed or observed.

ARTICLE THREE
AMENDMENTS TO THE 1983 INDENTURE
Section 3.1    Amendment to Section 802 of the 1983 Indenture.

Section 802 of the 1983 Indenture is hereby amended in its entirety to read as follows:

"Upon any consolidation by the Company with or merger by the Company into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with Section 801, or upon the express assumption by any corporation holding a majority of the voting securities of the Company of due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance of every covenant of the 1983 Indenture on the part of the Company to be performed or observed, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made or which assumes such obligations shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named as the Company herein, and thereafter, except in the case of a lease, the Company (which term for this

FIRST SUPPLEMENTAL TRUST INDENTURE TO 1983 INDENTURE    PAGE 2

EXHIBIT 4(h)

purpose shall mean the Person name as the "Company" in the first paragraph of this Indenture or any successor corporation which shall theretofore have become such in the manner prescribed in this Article) shall be relieved of all obligations and covenants under this Indenture and the Securities and may be dissolved and liquidated."
ARTICLE FOUR
MISCELLANEOUS

Section 4.1    Indenture Confirmed.

Except as amended by this First Supplemental Trust Indenture, all of the provisions of the 1983 Indenture shall remain in full force and effect, and from and after the effective date of this First Supplemental Trust Indenture shall be deemed to have been amended as herein set forth.

Section 4.2    Severability

If any provision of this First Supplemental Trust Indenture shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent.

Section 4.3    Counterparts

This First Supplemental Trust Indenture may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed signature page to this First Supplemental Trust Indenture by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this First Supplemental Trust Indenture.

Section 4.4    Governing Law

This First Supplemental Trust Indenture shall be governed by and construed in accordance with the laws of the State of New York.

FIRST SUPPLEMENTAL TRUST INDENTURE TO 1983 INDENTURE    PAGE 3

EXHIBIT 4(h)

[SIGNATURE PAGE FOLLOWS]

FIRST SUPPLEMENTAL TRUST INDENTURE TO 1983 INDENTURE    PAGE 4

EXHIBIT 4(h)

IN WITNESS WHEREOF, the parties hereto have each caused this First Supplemental Trust Indenture to be executed by its duly authorized officer as of the date first set forth above.

WILLAMETTE INDUSTRIES, INC.

/s/ Jeffrey W. Nitta
By (print name): Jeffrey W. Nitta
Its: Vice President/Treasurer

WEYERHAEUSER COMPANY

/s/ Jeffrey W. Nitta
By (print name): Jeffrey W. Nitta
Its: Vice President/Treasurer

J.P. MORGAN CHASE BANK, a New York
Banking Corporation, as Trustee

/s/ Jennifer Richardson
By (print name): Jennifer Richardson
Its: Vice President

FIRST SUPPLEMENTAL TRUST INDENTURE TO 1983 INDENTURE    PAGE 5